UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2008

Healthaxis Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195
(Commission File Number)	(IRS Employer Identification No.)

7301 North State Highway 161, Suite 300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 20, 2008, Healthaxis Inc. (the "Company") received notice from the Nasdaq Listing Qualifications Department (the "Staff") stating that for 30 consecutive business days the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule").

The letter, dated March 20, 2008, indicates that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until September 16, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance if at any time before September 16, 2008, the bid price of the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, the Staff will provide written notification that it has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by September 16, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock.

The Company intends to actively monitor the bid price for its common stock between now and September 16, 2008, and consider implementation of various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

A copy of the press release dated March 24, 2008 announcing receipt of the Nasdaq staff letter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits:

Exhibit	Description

99.1	Press Release dated March 24, 2008 announcing receipt of Nasdaq staff letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHAXIS INC.
(Registrant)

Date:	March 24, 2008	By:	/s/ Ronald K. Herbert
Ronald K. Herbert
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated March 24, 2008 announcing receipt of Nasdaq staff letter.